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EXHIBIT 4.2

WHITTIER ENERGY CORPORATION LONG-TERM INCENTIVE PLAN

SUMMARY OF STOCK OPTION GRANT

        You, as the Optionee named below, have been granted the following option (the "Option") to purchase shares of the Common Stock, par value $0.001 per share ("Common Stock"), of Whittier Energy Corporation, a Nevada corporation ("Whittier"), on the terms and conditions set forth below and in accordance with the Stock Option Award Agreement (the "Agreement") to which this Summary of Stock Option Grant is attached and the Whittier Energy Corporation 2003 Long-Term Incentive Plan (the "Plan"):

Optionee Name:
Number of Option Shares Granted:
Type of Option:	Nonqualified Stock Option
Effective Date of Grant:	, 200
Exercise Price per Share:	$
Vesting Commencement Date:	, 200
Vesting Schedule:
The Option shall vest over a period of time and shares of Common Stock subject to the Option shall become purchasable in installments in accordance with the following schedule: (i) thirty-three percent (33%) of such shares (if a fractional number, then the next lower whole number) shall become purchasable, in whole at any time or in part from time to time, on the first anniversary of the Vesting Commencement Date, if Optionee is in the continuous employ or service of Whittier or an Affiliate until such first anniversary vesting date; (ii) an additional thirty-three percent (33%) of such shares (if a fractional number, then the next lower whole number) shall become purchasable, in whole at any time or in part from time to time, on the second anniversary of the Vesting Commencement Date, if Optionee is in the continuous employ or service of Whittier or an Affiliate until such second anniversary vesting date; and (iii) the remaining number of such shares shall become purchasable, in whole at any time or in part from time to time, on the third anniversary of the Vesting Commencement Date, if Optionee is in the continuous employ or service of Whittier or an Affiliate until such third anniversary vesting date; provided, however, that the provisions of the foregoing vesting schedule to the contrary notwithstanding, the Option shall become one hundred percent (100%) vested and all of the shares then subject to the Option shall become purchasable, in whole at any time and in part from time to time, on the date Optionee's employment or service with Whittier or an Affiliate terminates by reason of Optionee's death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), if Optionee is in the continuous employ or service of Whittier or an Affiliate until the date of such death or disability. In the event of the Optionee's retirement at or after age 65, the Option shall continue to vest for one year following the date of such retirement.

        You, by your signature as Optionee below, acknowledge that you (i) have reviewed the Agreement and the Plan in their entirety and have had the opportunity to obtain the advice of counsel prior to executing this Summary of Stock Option Grant, (ii) understand that the Option is granted under and governed by the terms and provisions of the Agreement and the Plan, and (iii) agree to accept as binding all of the determinations and interpretations made by the Board or the Committee with respect to matters arising under or relating to the Option, the Agreement and the Plan.

OPTIONEE:	WHITTIER ENERGY CORPORATION
(Signature of Optionee)	By:
Name:
Address of Optionee:	Title:

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  EXHIBIT 4.2
WHITTIER ENERGY CORPORATION LONG-TERM INCENTIVE PLAN SUMMARY OF STOCK OPTION GRANT